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                                                                 Exhibit 99.4

                 SCHOLASTIC CORPORATION 1997 OUTSIDE DIRECTORS'
                                STOCK OPTION PLAN
                    (Amended and Restated as of May 25, 1999)

1.       NAME AND GENERAL PURPOSE

                  The name of this plan is the Scholastic Corporation 1997 Outside Directors' Stock Option Plan (the "Plan"). The Plan was originally adopted effective September 16, 1997 and was subsequently amended and restated as of May 25, 1999. The purpose of the Plan is to attract and retain the services, for the benefit of Scholastic Corporation, a Delaware corporation (the "Company"), of experienced and knowledgeable directors who are not employees of the Company ("Outside Directors") and to provide an additional incentive for such Outside Directors through continuing ownership of the common stock, par value $.0l per share, of the Company (the "Common Stock").

2.       AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS

                  Subject to the provisions of Section 13 hereof, each individual (other than any director electing not to participate hereunder) who is, as of each January 7 (or, if such date is not a business day, as of the next succeeding business day) occurring after the effective date of the Plan, an incumbent Outside Director, excluding Directors Emereti, shall automatically be granted, as of each such January 7 (or, if applicable, the next succeeding business day), an option to purchase 3,000 shares of Common Stock at a price per share equal to 100% of the Fair Market Value of the Common Stock on such date.

                  For purposes of this Section 2, "Fair Market Value" shall mean the average of the high and low selling prices of the Common Stock on the date on which the Common Stock is to be valued hereunder, or, if none, on the last preceding date prior to such date on which such prices were quoted, as reported by the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASDAQ"). All options granted under the Plan shall be non-qualified stock options.

3.       EXERCISE OF OPTIONS

                  Subject to the provisions of Section 5 hereof, an option granted hereunder may not be exercised within twelve (12) months after the date of grant.

                  Except as provided in Section 5 below, an option may be exercised, in whole or in part at any time and from time to time during the period beginning with the expiration of twelve months following the date of grant and ending on the option expiration date, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the option price, either in cash or by certified check or bank check or in shares of Common Stock of the

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Company (valued at Fair Market Value on the date of exercise), actually or by attestation, or in any combination thereof. The option price may also be paid by delivery of an irrevocable notice of exercise to the Company and a broker-dealer acceptable to the Company under such circumstances as the Board of Directors shall authorize.

                  No shares of Common Stock shall be issued until full payment therefor has been made. An Outside Director shall have no rights as a shareholder of the Company with respect to any shares of Common Stock subject to an option until such time as the Outside Director has properly exercised his or her option, paid in full for the shares subject to such option and executed any representations required by the Company.

4.       EXPIRATION OF OPTIONS

                  Each option granted hereunder shall expire on the tenth anniversary of the date on which it was granted, if not sooner terminated as provided herein.

5.       TERMINATION OF SERVICES OF OUTSIDE DIRECTORS

     (a) In the event that an Outside Director to whom an option has been granted under the Plan shall cease to serve as a Director on the Board of Directors of the Company, otherwise than by reason of death or disability, such option may be exercised (to the extent that the Outside Director is entitled to do so at the time of such option exercise) at any time and from time to time within six (6) months after such cessation of service, but not thereafter, and in no event after the date on which, except for such cessation of service, the option would otherwise expire; provided, however, that, in the event an Outside Director to whom an option has been granted under the Plan shall cease to serve on the Board of Directors but shall have been designated as a Director Emeritus, his or her option shall continue to be exercisable (to the extent his or her options have become exercisable at the time of such exercise) until six (6) months after termination of his or her Director Emeritus status or expiration of the option, whichever occurs first.

     (b) In the event that an Outside Director to whom an option has been granted under the Plan shall cease to serve on the Board of Directors by reason of disability (as determined by the Board of Directors on the basis of all the facts and circumstances), such option may be exercised, in full or in part, by the Outside Director or his or her legally appointed representative (notwithstanding that the option may not yet otherwise have become exercisable with respect to all or part of such shares as of the date of disability) at any time and from time to time within twelve (12) months after such cessation of service, but not thereafter, and in no event after the date on which, except for such disability, the option would otherwise expire.

     (c) If an Outside Director to whom an option has been granted under the Plan dies (i) while he or she is serving on the Board of Directors, (ii) within three (3) months after cessation of service on the Board of Directors other than by reason of disability, or (iii) within


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twelve (12) months after cessation of service on the Board of Directors by reason of disability, such option may be exercised:

     1) in the case of death while serving on the Board of Directors, as to all or any part of the remaining unexercised portion of the option, notwithstanding that the option may not yet otherwise have become exercisable with respect to all or part of such shares as of the date of death;

     2) in the case of death after cessation of service on the Board of Directors or death after termination of such service by reason of disability, to the extent that the Outside Director was entitled to do so at the date of his or her death, giving effect to the provisions of subsections (a) and (b) above of this Section 5; and

     3) in each case by the person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the Outside Director, at any time and from time to time within twelve (12) months after the date of death of the Outside Director, but in no event after the date on which the option would otherwise expire under Section 4 of the Plan.

     4) Notwithstanding the provisions of subsections (b) and (c) above of this
Section 5, in no event shall any option granted under the Plan be exercisable within six (6) months of the date of grant.

6.       TRANSFERABILITY

                  No option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution.

7.       SHARES RESERVED

                  The aggregate number of shares reserved for issuance pursuant to the Plan shall be 180,000 shares of Common Stock, or the number and kind of shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in Section 8.

                  Such number of shares may be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose, or out of issued shares of Common Stock acquired for and held in the treasury of the Company.

                  Shares subject to, but not sold or issued under, any option terminating, expiring or cancelled for any reason prior to its exercise in full will again be available for options thereafter granted during the balance of the term of the Plan.


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8.       ADJUSTMENTS DUE TO STOCK SPLITS, MERGERS, CONSOLIDATIONS, ETC.

                  If, at any time, the Company shall take any action, whether by stock dividend, stock split, combination of shares, or otherwise, which results in a proportionate increase or decrease in the number of shares of Common Stock theretofore issued and outstanding, (i) the number of shares which are reserved under the Plan shall be automatically adjusted, and (ii) the number of shares which, at such time, are subject to outstanding options shall be adjusted in the same proportion (with appropriate adjustments in the option price); provided, however, that the Company shall not be obligated to issue fractional shares.

                  In the event of any change in the outstanding shares of Common Stock by reason of any recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, equitable substitution or adjustment shall be made in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including pursuant to outstanding options granted under the Plan.

9.       WITHHOLDING OR DEDUCTION OF TAXES

                  If, at any time, the Company is required under applicable laws or regulations to withhold, or to make any deduction for, any taxes or take any other action in connection with the exercise of any option hereunder, the Company shall have the right to deduct from all amounts payable in cash any taxes required by law to be withheld therefrom, and, in the case of payments in the form of Common Stock, the Outside Director to whom such payments are to be made shall be required to pay to the Company the amount of any taxes required to be withheld, or, in lieu thereof, the Company shall have the right to retain, or sell without notice, a sufficient number of shares of Common Stock to cover the amount required to be withheld.

10.      ADMINISTRATION

                  The Plan shall be administered by the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have the discretionary authority to:

     (a) adopt, revise and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

     (b) interpret the terms of the Plan and any option issued under the Plan (and any agreements relating thereto), and otherwise settle all claims and disputes arising under the Plan;

     (c) delegate responsibility and authority for the operation and administration of the Plan, including to a committee of the Board of Directors, and appoint employees and officers of the Company and its affiliates to act on its behalf and employ persons to assist in fulfilling its responsibilities under the Plan; and


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     (d) otherwise supervise the administration of the Plan;

  provided, however, that the Board of Directors shall have no discretion with respect to the selection of individuals eligible to receive options hereunder, the number of shares of Common Stock covered by any such option or the price or timing of any option granted hereunder (all of which determinations are automatic under the terms of the Plan).

                  The entire expense of administering the Plan shall be borne by the Company.

11.      COMPLIANCE WITH APPLICABLE LAW

                  Notwithstanding any other provision of the Plan, the Company shall not be obligated to issue any shares of Common Stock, or grant any option with respect thereto, unless it is advised by counsel of its selection that it may do so without violation of the applicable federal and state laws pertaining to the issuance of securities or the provisions of any national securities exchange or NASDAQ, and the Company may require any securities so issued to bear a legend, may give its transfer agent instructions, and may take such other steps as in its judgment are reasonably required to prevent any such violation.

12.      AMENDMENT AND TERMINATION

                  The Board of Directors may amend or discontinue the Plan at any time and from time to time; provided, however, that (a) unless otherwise required by law, no amendment, alteration or discontinuation shall be made which would impair the rights of an Outside Director with respect to any option which has been granted under the Plan without such individual's consent and (b) no amendment shall be effective without approval of stockholders of the Company if stockholder approval of the amendment is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the applicable rules of any national securities exchange or NASDAQ, or the Delaware corporation law or other applicable laws.

13.      EFFECTIVE DATE

                  The effective date of this Plan is August 20, 1997, the date on which it was adopted by the Board of Directors; provided, however, that this Plan is subject to approval by the holders of Class A Stock. The Plan shall terminate on August 19, 2007.

14.      GOVERNING LAW

                  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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